Docket No. 30172	Stipulation

EXHIBIT 10.1.4

SERVICE QUALITY STANDARDS AND RELIABILITY COMMITMENTS

I.  SERVICE RELIABILITY FORCE MAJEURE

Compliance with the standards and commitments set forth in this Exhibit 4 are subject to events of force majeure which are defined as a major event in P.U.C. Subst. R. 25.52.

II.  CUSTOMER SERVICE STANDARDS

TNMP will comply with the following customer service performance standards beginning with the closing of the Transaction.

A.  Customer Service Standard # 1:   Service Turn on and Upgrades

On a quarterly basis (data collected monthly), TNMP shall complete the installation of new service as follows:

1)      Ninety-five percent of new service installations requiring no construction of electric facilities shall:

(a)      be completed within 24 hours after the customer's service location is ready for service and all necessary tariff and local regulation requirements have been met.

(b)      be completed by the requested installation date, when an applicant requests an installation date more than three business days after the customer's service location is ready for service and all necessary tariff and local regulation requirements have been met.

2)      Ninety percent of new service installations requiring construction of electric facilities, including the setting of the meter, and ninety percent of service upgrades, shall:

(a)     be completed within 10 business days after the customer's service location is ready for service and all necessary tariff and local regulation requirements have been met.

(b)  be completed by the requested installation date, when an applicant or      customer requests an installation date more than ten business days after the customer's service location is ready for service and all necessary tariff and local regulation requirements have been met.

3)      If an applicant/customer complies with all pertinent tariff requirements and the electric distribution company cannot complete the requested service installation or service upgrade as set forth above, the company shall promptly notify the applicant/customer of the delay, the reasons for the delay, the steps being taken to complete the work, and the probable completion date.  If such probable completion date cannot be met, repeat notification shall be made.

4)      Penalty for failure to meet this standard:  TNMP will rebate, on a quarterly basis, via bill credit, $40 for each customer not connected within the timeframes stated above.

B.  Customer Service Standard # 2:   Light Replacements

In any Texas business unit area, 90 percent of all customer reports of security and streetlight outages shall be corrected within two business days.  Light replacement compliance will be measured on a calendar monthly basis.  This standard will not apply to customer reports received during "major events" as defined in P.U.C. Subst. R. 25.52.  No penalties or rewards will be imposed as a result of this commitment.

III.  ELECTRIC RELIABILITY STANDARDS

A.  General Provisions

a)      The standards are to be consistent with P.U.C. Subst. R. 25.52 - Reliability and Continuity of Service.

b)      Reporting periods are to be consistent with P.U.C. Subst. R. 25.81 - Service Quality Reports, and are to coincide with TNMP's Electric System Service Quality Report to the PUCT.  Annual evaluations will be for the 12-month period ending December 31 of each year.

c)      The initial evaluation will be for the reporting period ending December 31, 2001.

d)      Reliability indices are calculated for "forced interruptions" as defined by P.U.C. Subst. R. 25.52.

e)      The standards will be calculated and evaluated for the seven (7) Texas Business Units of TNMP individually.

B.  SAIDI and SAIFI Indices

The following reliability standards for System Average Interruption Frequency Index ("SAIFI") and System Average Interruption Duration Index ("SAIDI") shall be calculated for each of the Texas Business Units.  The distribution feeder standards shall be established for distribution feeders with 10 or more customers.

a)      No distribution feeder within a Business Unit shall sustain a "SAIFI" or "SAIDI" value for a reporting period that is among the highest (worst) 10% of the feeders within that same Business Unit for any two consecutive reporting periods.

b)      No distribution feeder within a Business Unit shall sustain a "SAIFI" or "SAIDI" value for a reporting year that is more than 300% greater than the system average of all feeders within that same Business Unit for any two consecutive reporting periods.

c)      No Texas Business Unit of TNMP shall exceed the system-wide SAIFI or SAIDI standard by more than 5.0% beginning in the 2001-reporting year.  The system-wide standard is the average of the three reporting years 1998, 1999, and 2000.

C.  Guarantee to Meet Reliability Standards

a)      The annual service reliability guarantee for all of the Texas Business Units of TNMP combined will be a total not to exceed $500,000.  The individual reliability guarantee for each Business Unit will be calculated based upon the percentage of total Texas customers that are served within each of the Business Units.

b)      The guarantee will be credited to customers based upon the following priorities:

i)        10% Worst Distribution Feeder Performance

ii)       300% Greater than System Average Distribution Feeder Performance

iii)     System Standards

c)      Terms of Guarantee

i)        10% Worst Distribution Feeder Performance Standard

(1)   A service reliability credit of $20 shall be made to each customer on all feeders within a Business Unit violating the 10% Worst Distribution Feeder Performance standard.  A distribution feeder will not have violated this standard if the feeder performance is equal to or better than two times the system average for the Business Unit.  A separate credit will be made for each standard violated (SAIFI and/or SAIDI) such that a customer on a feeder violating both standards would be credited $40.  These credits will be prorated if the guarantee for this standard exceeds the total guarantee expressed above.  The sum of these credits will not exceed the maximum amount of the service reliability guarantee for each of the Business Units.

(2)   If TNMP has no distribution feeder within a Business Unit that violates the 10% Worst Distribution Feeder Performance standard for a reporting period, the total amount of guarantee will be reduced 10% for each standard achieved.  The amount of reduction will be 20% if both standards are achieved.  The reduction of guarantee will decrease the exposure that a particular Business Unit may have with respect to the 10% Worst Distribution Feeder Performance standard, the 300% Greater than Average Distribution Feeder Performance standard, or the System Standards for that reporting period.

ii)       300% Greater than Average Distribution Feeder Performance Standard

(1)   A service reliability credit of $50 shall be made to each customer on all feeders within a Business Unit violating SAIFI or SAIDI standards.  A separate credit will be made for each standard violated (SAIFI and/or SAIDI) such that a customer on a feeder violating both standards would be credited $100.  These credits will be prorated if the guarantee for this provision plus the guarantee for the 10% Worst Performing Distribution Feeder Performance standard exceeds the total guarantee expressed above.  The sum of these credits will not exceed the maximum amount of the service reliability guarantee for each of the Business Units.

(2)   If TNMP has no distribution feeder within a Business Unit that violates the 300% Greater than Average Distribution Feeder Performance provision of the rule for a reporting period, the total amount of guarantee will be reduced 10% for each standard (SAIFI or SAIDI) achieved.  The amount of reduction will be 20% if both standards are achieved.  The reduction of guarantee will decrease the exposure that a Business Unit may have with respect to the 300% Greater than Average Distribution Feeder Performance standard or the System Standards for that reporting period.

iii)     System Standards

(1)   In the event that a Business Unit's System SAIFI or SAIDI exceeds the allowable limit of 105% of the 36-month standard described above; TNMP will credit the remaining guarantee (i.e., business unit guarantee less any feeder standard reductions) proportionately among all customers in the Business Unit.

(2)   SAIFI:  The guarantee will be the numerical difference between the actual and the allowable SAIFI values, in interruptions per year, multiplied by 1 million, up to a maximum of one-half of the total remaining guarantee for the Business Unit.

(3)   SAIDI:  The guarantee will be the numerical difference between the actual and the allowable SAIDI values, in minutes per year, multiplied by 10,000, up to a maximum of one-half of the total remaining guarantee for the Business Unit.